                                                       Cynthia W. Lee
                                                       (612) 475-7936
                                                       Ann Storberg
                                                       (612) 475-7940

                                                       FOR IMMEDIATE RELEASE




                           TCF REPORTS RECORD 1997 EARNINGS
                        AND ANNOUNCES STOCK REPURCHASE PROGRAM




EARNINGS SUMMARY                                            Three Months                       Year
($ in thousands, except per-share data)                    Ended Dec. 31,                Ended Dec. 31,
                                                        -------------------         ----------------------
                                                          1997      1996               1997        1996
                                                        --------   --------         ----------   ---------
Before FDIC special assessment, net of tax:
          Income                                        $39,889      $31,896         $145,061     $122,119
          Basic earnings per common share                   .44          .39             1.72         1.49
          Diluted earnings per common share                 .43          .38             1.69         1.46
          Basic cash earnings per common share              .47          .40             1.85         1.52
Net income                                               39,889       31,896          145,061      100,377
Basic earnings per common share                             .44          .39             1.72         1.23
Diluted earnings per common share                           .43          .38             1.69         1.20
Basic cash earnings per common share                        .47          .40             1.85         1.26
Dividends declared per common share                        .125       .09375           .46875      .359375
Net interest margin                                        4.93%        5.37%            5.20%        5.27%
Return on average assets                                   1.63         1.81             1.77         1.70(1)
Return on average realized common equity                  17.28        20.81            19.57        20.40(1)
Return on average common equity                           17.10        20.78            19.45        20.40(1)
(1) Before FDIC special assessment


     MINNEAPOLIS, Jan. 20, 1998 -- TCF Financial Corporation (TCF) (NYSE:TCB) today reported record net income of $39.9 million for the 1997 fourth quarter, up 25 percent from $31.9 million for the 1996 fourth quarter. Earnings per common share were 44 cents for the 1997 fourth quarter, up 13 percent from 39 cents for the same period in 1996. Cash earnings per common share, which exclude amortization of goodwill and deposit base intangibles, were 47 cents for the 1997 fourth quarter, up 18 percent from 40 cents for the same period in 1996. Return on average assets was 1.63 percent for the 1997 fourth quarter, compared with 1.81 percent for the 1996 fourth quarter. Return on average realized common equity was 17.28 percent for the 1997 fourth quarter, compared with 20.81 percent for the 1996 fourth quarter.

     Earnings for 1997 totaled a record $145.1 million, up 19 percent from $122.1 million for 1996 excluding a one-time special assessment from the Federal Deposit Insurance Corporation to recapitalize the Savings Association Insurance Fund. Earnings per common share were a record $1.72 for 1997, compared with $1.49 for 1996 before the special assessment. Cash earnings per common share were $1.85 for 1997, compared with $1.52 for 1996 before the special assessment. Return on average assets was 1.77 percent and return on average realized common equity was 19.57 percent for 1997, compared with 1.70 percent and 20.40 percent, respectively, for 1996 before the special assessment. TCF's results have been restated to reflect the Nov. 28, 1997 two-for-one stock split, and the June 24, 1997 merger with Winthrop Resources Corporation on a pooling-of-interests basis. In addition, TCF's 1997 performance includes the results of BOC Financial Corporation and Standard Financial, Inc. (Standard), both located in Chicago, following their acquisition by TCF on Jan. 16, 1997 and Sept. 4, 1997, respectively, in purchase transactions.
     TCF also announced today that its board of directors has authorized the repurchase of up to 5 percent of TCF common stock, or approximately 4.6 million shares. The shares will be repurchased from time to time, depending upon market conditions, through open market or privately negotiated transactions. The repurchased shares will become treasury shares.
     "We significantly expanded our operations in 1997 through acquisitions and de novo growth," said TCF Chairman and Chief Executive Officer William A. Cooper. Topping the list, according to Cooper, were the acquisition of Winthrop Resources Corporation, a highly profitable business-equipment leasing company; chartering a Colorado bank; building TCF National Bank Illinois into the fourth-largest Chicago retail bank; and converting to national bank charters. "Our continued expansion in 1998 presents key challenges. We are opening 76 bank branches in Jewel-Osco stores in the Chicago area this month, followed by an additional 11 branches later this year. We anticipate that the cost of this expansion will be weighted more heavily in the initial quarters." He added that TCF's core strategy will remain focused on the growth of higher-yielding consumer and commercial loans and leases, and lower interest-cost retail deposits.
     Net interest income was a record $111 million for the 1997 fourth quarter, up 26 percent from $88.2 million for the 1996 fourth quarter. TCF's net interest margin was 4.93 percent for the 1997 fourth quarter, compared with 5.37 percent for the 1996 fourth quarter. Net interest income and net interest margin for 1997 were $393.6 million and 5.20 percent, respectively, compared with $354.6 million and 5.27 percent for 1996. The increases in net interest income were primarily due to the acquisition of Standard, the growth of higher-yielding consumer and commercial loans and leases, and lower interest-cost retail deposits. TCF's 1997 net interest margin was negatively impacted by Standard.
     Non-interest income (excluding gains on sales of loans and branches) totaled $58.7 million for the 1997 fourth quarter, up 27 percent from $46.3 million for the 1996 fourth quarter. On the same basis, non-interest income totaled $212.3 million for 1997, up 22 percent from $173.4 million for 1996. The improvement was largely due to increased deposit, ATM and leasing revenues, and gains on sales of securities available for sale.
     Non-interest expense (excluding the amortization of goodwill and deposit base intangibles) totaled $95.1 million for the 1997 fourth quarter, up 18 percent from $80.6 million for the 1996 fourth quarter. Non-interest expense (excluding the amortization of goodwill and deposit base intangibles, and the 1996 special assessment) totaled $345.8 million for 1997, up 10 percent from $315.2 million for 1996. The increases from a year ago were primarily due to the costs associated with expanded retail banking operations, including the acquisition of Standard.
     Non-performing assets (principally non-accrual loans and leases, and real estate acquired through foreclosure) were $58.7 million at Dec. 31, 1997, compared with $46.3 million at Dec. 31, 1996. The over-30-day delinquency rate on consumer loans was 1.91 percent at Dec. 31, 1997, compared with 1.62 percent at Dec. 31, 1996.
     TCF provided $5.9 million for credit losses in the 1997 fourth quarter, compared with $4 million in the 1996 fourth quarter. Net loan and lease charge-offs were $5.4 million, or 0.30 percent of average loans and leases outstanding, in the 1997 fourth quarter, up from $5 million, or 0.38 percent of average loans and leases, for the same 1996 period. At Dec. 31, 1997, TCF's allowance for loan and lease losses totaled $82.6 million, up from $71.9 million at year-end 1996, and was 224 percent of non-accrual loans and leases.
     Total loans and leases were $7.1 billion at Dec. 31, 1997, up $1.8 billion from year-end 1996 due principally to the acquisition of Standard. Higher-yielding consumer and commercial loans and leases totaled $3.6 billion, up from $3.2 billion at year-end 1996. At Dec. 31, 1997, TCF's home equity loan portfolio totaled $1.5 billion of loans outstanding, an increase of $225.8 million from year-end 1996. TCF's consumer finance portfolio totaled $521.5 million (principally home equity and auto loans) at Dec. 31, 1997, compared with $496.3 million at year-end 1996.
     Deposits totaled $6.9 billion at Dec. 31, 1997, up $1.9 billion from year-end 1996 due principally to the acquisition of Standard. Lower interest-cost checking, savings, and money market deposits totaled $3.3 billion, up from $2.6 billion at year-end 1996. TCF had 772,000 checking accounts at Dec. 31, 1997, up 15 percent from 669,000 at year-end 1996.
     At Dec. 31, 1997, book value per common share was $10.27 based on 92,821,529 common shares outstanding. TCF's market capitalization (the number of common shares outstanding multiplied by the stock price) totaled $3.2 billion at Dec. 31, 1997.
     On Nov. 10, 1997, TCF and American Stores Company, parent company of Jewel-Osco, announced an agreement for TCF National Bank Illinois to acquire and operate 76 branches and 178 ATMs in Jewel-Osco stores in the Chicago area presently operated by Bank of America. TCF National Bank Illinois plans to begin operation on Jan. 31. TCF National Bank Illinois has also agreed to open 11 more branches in Jewel-Osco stores during 1998, and at least 25 additional facilities in subsequent years.
     TCF is a $9.7 billion national bank holding company based in Minneapolis. TCF's banks operate in Minnesota, Illinois, Wisconsin, and Colorado as TCF National Bank, and in Michigan as Great Lakes National Bank. Other TCF affiliates include business-equipment leasing, consumer finance, mortgage banking, title insurance, annuity and mutual fund sales companies.
     THERE ARE A NUMBER OF IMPORTANT FACTORS WHICH COULD CAUSE FUTURE RESULTS TO DIFFER MATERIALLY FROM HISTORICAL PERFORMANCE. THESE INCLUDE BUT ARE NOT LIMITED TO POSSIBLE LEGISLATIVE CHANGES; THE POSSIBILITY OF ADVERSE ECONOMIC DEVELOPMENTS WHICH MAY INCREASE DEFAULT AND DELINQUENCY RISKS IN TCF'S LOAN PORTFOLIOS; SHIFTS IN INTEREST RATES WHICH MAY RESULT IN SHRINKING INTEREST MARGINS; DEPOSIT OUTFLOWS; INTEREST RATES ON COMPETING INVESTMENTS; DEMAND FOR FINANCIAL SERVICES AND LOAN PRODUCTS; INCREASES GENERALLY IN COMPETITIVE PRESSURE IN THE BANKING AND FINANCIAL SERVICES INDUSTRY; CHANGES IN ACCOUNTING POLICIES OR GUIDELINES, OR MONETARY AND FISCAL POLICIES OF THE FEDERAL GOVERNMENT; CHANGES IN THE QUALITY OR COMPOSITION OF TCF'S LOAN AND INVESTMENT PORTFOLIOS; OR OTHER SIGNIFICANT UNCERTAINTIES. TCF'S RECENTLY COMPLETED ACQUISITIONS OF WINTHROP RESOURCES CORPORATION AND STANDARD FINANCIAL, INC., AND ITS PENDING ACQUISITION OF JEWEL-OSCO BRANCHES, ARE SUBJECT TO ADDITIONAL UNCERTAINTIES, INCLUDING THE POSSIBLE FAILURE TO FULLY REALIZE OR REALIZE WITHIN THE EXPECTED TIME FRAME EXPECTED COST SAVINGS OR COST CONTROLS FROM THE TRANSACTIONS; LOWER THAN EXPECTED INCOME OR REVENUES FOLLOWING THE TRANSACTIONS, OR HIGHER THAN EXPECTED OPERATING COSTS; BUSINESS DISRUPTION RELATING TO THE TRANSACTIONS; GREATER THAN EXPECTED COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF EMPLOYEES OR MANAGEMENT OF THE ACQUIRED BUSINESS OPERATIONS WITH THOSE OF TCF; LITIGATION COSTS AND DELAYS CAUSED BY LITIGATION; AND OTHER UNANTICIPATED OCCURRENCES WHICH MAY INCREASE THE COSTS RELATED TO THE TRANSACTIONS OR DECREASE THE EXPECTED FINANCIAL BENEFITS OF THE TRANSACTIONS.

                  TCF FINANCIAL CORPORATION AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                (DOLLARS IN THOUSANDS, EXCEPT PER-SHARE DATA)
                                (Unaudited)


                                                                   At December 31,
                                                           -----------------------------
                                                                 1997          1996
                                                           --------------  -------------
                         ASSETS
Cash and due from banks                                     $   297,010    $  236,446
Interest-bearing deposits with banks                             20,572       386,224
Federal funds sold                                                    -             -
U.S. Government and other marketable securities
     held to maturity (fair value of $4,061 and $3,910)           4,061         3,910
Federal Home Loan Bank stock, at cost                            82,002        66,061
Federal Reserve Bank stock, at cost                              22,977             -
Securities available for sale (amortized cost of
     $1,411,979 and $995,384)                                 1,426,131       999,586
Loans held for sale                                             244,612       203,869
Loans and leases:
     Residential real estate                                  3,619,527     2,261,237
     Commercial real estate                                     862,164       861,056
     Commercial business                                        239,728       156,712
     Consumer                                                 2,039,221     1,801,066
     Lease financing                                            414,270       341,721
     Unearned discounts and deferred fees                      (105,722)     (128,872)
                                                           --------------  -------------
          Total loans and leases                              7,069,188     5,292,920
          Allowance for loan and lease losses                   (82,583)      (71,865)
                                                           --------------  -------------
             Net loans and leases                             6,986,605     5,221,055
Premises and equipment                                          165,790       129,785
Other real estate owned                                          18,353        15,771
Accrued interest receivable                                      54,336        42,173
Due from brokers                                                126,662             -
Goodwill                                                        177,700        15,431
Deposit base intangibles                                         19,821        10,843
Mortgage servicing rights                                        19,512        17,360
Other assets                                                     78,516        81,973
                                                           --------------  -------------
                                                             $9,744,660    $7,430,487
                                                           --------------  -------------
                                                           --------------  -------------
                   LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
     Checking                                                $1,468,657    $1,212,771
     Passbook and statement                                   1,134,678       783,026
     Money market                                               698,312       631,922
     Certificates                                             3,605,663     2,349,911
                                                           --------------  -------------
          Total deposits                                      6,907,310     4,977,630
                                                           --------------  -------------
Securities sold under repurchase agreements and
     federal funds purchased                                    112,444       293,732
Federal Home Loan Bank advances                               1,339,578     1,141,040
Discounted lease rentals                                        228,596       185,604
Subordinated debt                                                34,998        42,147
Collateralized obligations                                        2,539        40,505
Other borrowings                                                  8,997         5,144
                                                           --------------  -------------
          Total borrowings                                    1,727,152     1,708,172
Accrued interest payable                                         23,510        20,666
Accrued expenses and other liabilities                          133,008        93,332
                                                           --------------  -------------
          Total liabilities                                   8,790,980     6,799,800
                                                           --------------  -------------
Stockholders' equity:
     Preferred stock, par value $.01 per share, 30,000,000
          shares authorized; none issued and outstanding              -             -
     Common stock, par value $.01 per share, 140,000,000
           shares authorized; 92,821,529 and 85,242,232
          shares issued                                             928           852
     Additional paid-in capital                                 460,684       274,320
     Unamortized deferred compensation                          (25,457)       (7,693)
     Retained earnings, subject to certain restrictions         508,969       402,109
     Loan to Executive Deferred Compensation Plan                     -           (68)
     Unrealized gain on securities available for sale, net        8,556         2,376
     Treasury stock, at cost, 2,370,036 shares in 1996                -       (41,209)
                                                           --------------  -------------
          Total stockholders' equity                            953,680       630,687
                                                           --------------  -------------
                                                             $9,744,660    $7,430,487
                                                           --------------  -------------
                                                           --------------  -------------

                   TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                            FINANCIAL HIGHLIGHTS
                (DOLLARS IN THOUSANDS, EXCEPT PER-SHARE DATA)
                                (Unaudited)

                                                               At December 31,
                                                        ----------------------------
                                                            1997          1996
                                                        -----------   --------------
 OTHER FINANCIAL CONDITION DATA:
     Tangible net worth                                   $756,159       $604,413
     Stockholders' equity to total assets                     9.79%          8.49%
     Book value per common share                          $  10.27       $   7.61
     Tangible book value per common share                     8.15           7.29
     Non-performing assets:
               Non-accrual loans and leases               $ 36,793       $ 26,397
               Real estate and other assets                 21,953         19,937
                                                        -----------   --------------
                    Total non-performing assets           $ 58,746       $ 46,334
                                                        -----------   --------------
                                                        -----------   --------------
     Troubled debt restructured loans                     $  1,335       $  3,028
     Accruing loans and leases 90 days or more past due          -              -
     Allowance for loan and lease losses as a
          percentage of gross loans and leases                1.15%          1.33%


                   TCF FINANCIAL CORPORATION AND SUBSIDIARIES
           CONSOLIDATED AVERAGE BALANCE SHEETS, INTEREST AND DIVIDENDS
             EARNED OR PAID, AND RELATED INTEREST YIELDS AND RATES
                           (DOLLARS IN THOUSANDS)
                                (Unaudited)

                                               Three Months Ended December 31,
                             -----------------------------------------------------------------
                                            1997                            1996
                             --------------------------------   ------------------------------
                                                    Interest                             Interest
                              Average              Yields and     Average               Yields and
                              Balance    Interest   Rates (1)     Balance    Interest    Rates (1)
                             --------    --------  ----------   ----------   --------   ---------
Assets:
  Investments                $  137,752  $  3,057    8.88%      $   70,326   $  1,148     6.53%

  Securities available for
    sale                      1,578,769    28,139    7.13          982,953     17,553     7.14

  Loans held for sale           235,789     4,417    7.49          197,914      3,619     7.31

  Loans and leases            7,049,384   163,126    9.26        5,310,152    128,132     9.65
    Total interest-          ----------   -------               ----------   --------
      earning assets          9,001,694   198,739    8.83        6,561,345    150,452     9.17
                                          -------   ------                   --------   -------
  Other assets                  790,296                            473,184
                             ----------                         ----------
    Total assets             $9,791,990                         $7,034,529
                             ----------                         ----------
                             ----------                         ----------
Liabilities and
  Stockholders' Equity:
    Non-interest bearing
      deposits               $  830,050                         $  657,056
                             ----------                         ----------
    Interest-bearing
      deposits                6,051,311    59,633    3.94        4,270,044     41,615     3.90

    Borrowings                1,751,949    28,092    6.41        1,328,824     20,673     6.22
                             ----------    ------               ----------   --------
    Total interest-
      bearing liabilities     7,803,260    87,725    4.50        5,598,868     62,288     4.45
                                           ------   -----                    --------   -------
  Other liabilities             225,467                            164,488
                             ----------                         ----------
    Total liabilities         8,858,777                          6,420,412
                             ----------                         ----------
  Stockholders' equity:
    Preferred equity                 -                                   -
    Common equity               933,213                            614,117
                             ----------                         ----------
                                933,213                            614,117
                             ----------                         ----------
    Total liabilities
      and stockholders'
      equity                 $9,791,990                         $7,034,529
                             ----------                         ----------
                             ----------                         ----------
Net interest income                      $111,014                            $ 88,164
                                         --------                            --------
                                         --------                            --------
Net interest rate spread                             4.33%                                4.72%
                                                     -----                              -------
                                                     -----                              -------
Net interest margin                                  4.93%                                5.37%
                                                     -----                              -------
                                                     -----                              -------
     (1)  Annualized.

                  TCF FINANCIAL CORPORATION AND SUBSIDIARIES
       CONSOLIDATED AVERAGE BALANCE SHEETS, INTEREST AND DIVIDENDS
           EARNED OR PAID, AND RELATED INTEREST YIELDS AND RATES
                            (DOLLARS IN THOUSANDS)
                                (Unaudited)

                                                   Year Ended December 31,
                             -----------------------------------------------------------------
                                            1997                            1996
                             --------------------------------   ------------------------------
                                                    Interest                             Interest
                              Average              Yields and   Average                 Yields and
                              Balance    Interest     Rates     Balance      Interest     Rates
                           ----------    --------  ----------  -----------   --------   ---------
Assets:
  Investments              $   96,146    $  7,192    7.48%    $   65,853     $  4,447      6.75%

  Securities available for
    sale                    1,338,295      95,701    7.15      1,054,434       75,303      7.14

  Loans held for sale         211,192      15,755    7.46        227,226       17,080      7.52

  Loans and leases          5,928,054     563,966    9.51      5,386,261      516,054      9.58
    Total interest-        ----------    --------              ---------      -------
      earning assets        7,573,687     682,614    9.01      6,733,774      612,884      9.10
                                         --------   -----                     -------      ----
  Other assets                600,083                            467,328
                           ----------                         ----------
    Total assets           $8,173,770                         $7,201,102
                           ----------                         ----------
                           ----------                         ----------
Liabilities and
  Stockholders' Equity:
    Non-interest bearing
      deposits             $  782,836                         $  608,213
                           ----------                         ----------
  Interest-bearing
      deposits              4,980,804     195,182    3.92      4,393,627      171,375      3.90

  Borrowings                1,483,908      93,836    6.32      1,447,158       86,941      6.01
                           ----------     -------             ----------      -------
    Total interest-
      bearing liabilities   6,464,712     289,018    4.47      5,840,785      258,316      4.42
                                          -------   -----                     -------      ----
  Other liabilities           180,585                            153,373
                           ----------                         ----------
    Total liabilities       7,428,133                          6,602,371
                           ----------                         ----------
  Stockholders' equity:
    Preferred equity              -                                   -
    Common equity             745,637                            598,731
                           ----------                         ----------
                              745,637                            598,731
                           ----------                         ----------
    Total liabilities
      and stockholders'    $8,173,770                         $7,201,102
        equity             ----------                         ----------
                           ----------                         ----------
Net interest income                      $393,596                            $354,568
                                         --------                            --------
                                         --------                            --------
Net interest rate spread                             4.54%                                 4.68%
                                                     -----                                 -----
                                                     -----                                 -----
Net interest margin                                  5.20%                                 5.27%
                                                     -----                                 -----
                                                     -----                                 -----